EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Cure Pharmaceuticals Holding Corp., on Form S-8 (File Nos. 333-227791 and 333-250978) and its Registration Statements on Form S-3 (File No. 333-251039) of our report dated March 31, 2021, with respect to our audits of the consolidated financial statements of Cure Pharmaceuticals Holding Corp., as of December 31, 2020 and 2019, which is included in this Annual Report on Form 10-K of Cure Pharmaceuticals Holding Corp.

/s/ RBSM LLP

RBSM LLP

Henderson, NV

March 31, 2021